Exhibit 99.1

Ladder Capital Finance Holdings LLLP Reports Third Quarter 2013 Results

Third Quarter Financial Highlights

•                  Earned adjusted net income of $46.8 million and net income attributable to preferred and common unit holders of $20.2 million

•                  Ended quarter with $1.2 billion of total debt and $1.2 billion of partners’ capital, representing a 1.0x debt to equity ratio

•                  Originated $542.1 million in principal value of commercial mortgage loans held for sale, including $121.1 million of face value of loans secured by Ladder real estate investments, and $54.7 million in principal value of commercial mortgage loans held for investment

•                  Participated in two commercial mortgage loan securitization transactions, selling and contributing 66 loans with an aggregate outstanding principal balance of $1.0 billion

•                  Registered our 7.375% Senior Notes due 2017 with the SEC

•                  Streamlined our corporate structure by eliminating our REIT subsidiary

(New York, NY) — November 4, 2013 — Ladder Capital Finance Holdings LLLP (“we”, “Ladder”, or the “Company”) today announced operating results for the third quarter ended September 30, 2013. Adjusted net income, a non-GAAP financial measure, was $46.8 million for the third quarter of 2013, compared to $57.3 million earned in the third quarter of 2012. Adjusted net income for the nine months ended September 30, 2013 was $178.0 million, compared to $145.7 million for the first nine months of 2012. We believe adjusted net income, which adjusts for unrealized gains and losses and other non-cash items, is useful in comparing our results from different accounting periods.

Net income attributable to preferred and common unit holders for the three months ended September 30, 2013 was $20.2 million, compared to $60.3 million for the comparable period in the prior year. Net income attributable to preferred and common unit holders for the nine months ended September 30, 2013 was $168.3 million, compared to $136.7 million for the comparable period in the prior year.

As of September 30, 2013, we had total assets of $2.5 billion, comprised of $462.6 million of commercial real estate loans, $1.3 billion of commercial real estate-related securities, $510.1 million of real estate held for investment, $98.7 million of cash, and $117.7 million of other assets. As of September 30, 2013, senior secured assets, including first mortgage loans, real estate-related securities secured by first mortgage loans and cash, represented approximately 70.8% of our total assets.

During the three months ended September 30, 2013 we originated $596.8 million of loans comprised of $542.1 million of commercial mortgage loans held for sale (including $121.1 million of loans secured by Ladder real estate investments) and $54.7 million of commercial mortgage loans held for investment. We recorded income from the sale of loans, net, of $22.2 million in the third quarter of 2013 from the securitization of $1.0 billion of face amount of commercial mortgage loans in two securitization transactions, which resulted in $926.7 million of proceeds from the sale of originated loans and $122.5 million of proceeds from the contribution of intercompany loans secured by our real estate investments.

In the three months ended September 30, 2012, we originated a total of $418.4 million of loans comprised of $379.7 million of commercial mortgage loans held for sale (including $12.1 million of loans secured by Ladder real estate investments) and $38.7 million of commercial mortgage loans held for investment. We recorded income from the sale of loans, net, of $61.5 million in the third quarter of 2012 primarily from whole loan sales and the securitization of commercial mortgage loans in two securitization transactions, which resulted in $737.8 million of proceeds from the sale of originated loans and $12.5 million of proceeds from the contribution of intercompany loans secured by our real estate investments.

Our portfolio of real estate-related securities increased by $429.5 million during the third quarter of 2013 to $1.3 billion, as purchases of $593.6 million and mark-to-market changes more than offset premium amortization, sales of $34.9 million and principal repayments of $120.5 million. The spread widening experienced during the quarter presented attractive CMBS investment opportunities, resulting in the first quarterly increase in our securities portfolio since the fourth quarter of 2011.

During the third quarter, we sold 28 condominium units in Veer Towers in Las Vegas resulting in income of $3.5 million. We did not purchase or sell any real estate properties during the quarter. Securitizations of seven loans secured by our real estate investments resulted in an increase in long-term financing of $119.7 million.

Portfolio Overview

The following table summarizes the book value of our investment portfolio as of the following dates:

	September 30, 2013	December 31, 2012
	($ in thousands)
Loans
Conduit first mortgage loans	$93,031	$623,333
Balance sheet first mortgage loans	266,180	229,926
Other commercial real estate-related loans	103,429	96,392
Total loans	462,640	949,651
Securities
CMBS investments	1,084,791	833,916
U.S. Agency Securities investments	232,185	291,646
Total securities	1,316,976	1,125,562
Real Estate
Total real estate, net	510,147	380,022
Total investments	2,289,763	2,455,235
Cash, cash equivalents and cash collateral held by broker	98,716	109,169
Other assets	117,688	64,626
Total assets	$2,506,167	$2,629,030

Note: CMBS investments and U.S. Agency Securities investments are carried at fair value.

We originate conduit first mortgage loans eligible for securitization that are secured by cash-flowing commercial real estate properties. These first mortgage loans are structured with fixed rates and five- to ten-year terms. During the third quarter of 2013, we participated in two commercial mortgage loan securitization transactions, the second of which settled September 27, selling and contributing $1.0 billion in principal value of loans. As of September 30, 2013, we held four first mortgage loans that were substantially available for sale into future securitizations with an aggregate book value of $93.0 million. Based on the outstanding loan principal balances at September 30, 2013 and the “as-is” third-party FIRREA appraised values at origination, the weighted average loan-to-value ratio of this portfolio was 64.1%.

We also originate balance sheet first mortgage loans secured by commercial real estate properties that are undergoing lease-up, sell-out, renovation, or repositioning. These mortgage loans are structured with floating rates and terms (including extension options) ranging from one to three years. As of September 30, 2013, we held a portfolio of 18 balance sheet first mortgage loans with an aggregate book value of $266.2 million. Based on the outstanding loan principal balances at September 30, 2013 and the “as-is” third-party FIRREA appraised values at origination, the weighted average loan-to-value ratio of this portfolio was 58.3%.

We selectively invest in other commercial real estate loans in the form of note purchase financings, subordinated debt, mezzanine debt, and other structured finance products related to commercial real estate. We held $103.4 million of other commercial real estate-related loans as of September 30, 2013. Based on the outstanding loan principal balances through the mezzanine or subordinated debt at September 30, 2013 and the “as-is” third-party FIRREA appraised values at origination, the weighted average loan-to-value ratio of this portfolio was 74.9%.

As of September 30, 2013, our portfolio of CMBS investments had an estimated fair value of $1.1 billion and was comprised of investments in 100 CUSIPs ($10.8 million average investment per CUSIP), with a weighted average duration of 4.3 years.

As of September 30, 2013, our portfolio of U.S. Agency Securities had an estimated fair value of $232.2 million and was comprised of investments in 52 CUSIPs ($4.5 million average investment per CUSIP), with a weighted average duration of 3.4 years.

We have 37 real estate investments with an aggregate book value of $510.1 million as of September 30, 2013, including 34 single tenant retail properties, a condominium property, an office building and a portfolio of office properties. We typically originate non-recourse mortgage loan financing secured by an individual property or a group of properties in our real estate portfolio, and subsequently seek to securitize these loans. Once the loans have been securitized, they are included on our balance sheet as non-recourse long-term financing. As of September 30, 2013, we had $291.2 million of such non-recourse financing, secured by certain of our real estate properties.

During the quarter, we simplified our corporate structure by dissolving Ladder Capital Realty Finance Trust (“LCRFT”), our REIT subsidiary. Subsidiaries of LCRFT deemed unnecessary or duplicative were eliminated, and all other subsidiaries remain subsidiaries of the Company. The only effect on the Company as a consolidated entity was the liquidation of the preferred shareholders of LCRFT, who held a combined $125,000 of preferred equity in LCRFT, and whose ownership interest will no longer be included in the non-controlling interest line item on our consolidated balance sheets.

Business Outlook

Business conditions were mixed for mortgage lending in the third quarter of 2013. Volumes of new CMBS issuance in the U.S. continued to increase year over year, totaling $16.7 billion in the quarter, compared to $12.5 billion in the third quarter of 2012. In the first half of the quarter, increasing interest rates and widening credit spreads reduced borrowers’ appetite for new mortgage loan financing, but also provided attractive investment opportunities for CMBS securities in the secondary market.

Liquidity and Capital Resources

We held unrestricted cash and cash equivalents of $62.5 million at September 30, 2013. We had total debt outstanding (including securities repurchase financing) of $1.2 billion as of September 30, 2013, and we had over $2.7 billion of committed financing available for additional investment, through our committed repurchase facilities, our credit agreement and via our FHLB membership.

We apply financial leverage to our asset base in a manner that is reflective of the composition and characteristics of our investments and our plans for holding and/or selling those investments. In doing so, we aim to diversify our funding across multiple counterparties.

The following table summarizes our debt outstanding as of the following dates:

	September 30, 2013	December 31, 2012
	($ in thousands)
Committed loan facilities	$—	$226,367
Committed securities facility	—	278,021
Uncommitted securities facilities	6,151	289,528
Borrowings under credit agreement	—	—
Long-term financing	291,238	106,675
Borrowings from the FHLB	608,000	262,000
Senior unsecured notes	325,000	325,000
Total	$1,230,389	$1,487,591

During the third quarter of 2013, Ladder filed a registration statement on Form S-4, as amended, with the Securities and Exchange Commission (“SEC”) for its 7.375% Senior Notes due 2017 (the “Notes”). Following the associated exchange offer, in which all of our noteholders exchanged private Notes for publicly registered Notes, the Notes are now publicly traded debt. As required by the indenture governing the Notes, we will now file our quarterly and annual reports with the SEC.

Conference Call

We will host a conference call on Tuesday, November 5, 2013 at 2:00 p.m. ET to discuss third quarter results. The conference call can be accessed by dialing (866) 596-2542, access code 92378932. Individuals who dial in will be asked to identify themselves and their affiliations. A replay of the call will be available later that day at (855) 859-2056; the replay access code is 92378932.

About Ladder

Ladder Capital Finance Holdings LLLP is a leading commercial real estate finance company that originates and invests in a diverse portfolio of commercial real estate and real estate-related assets, focusing on senior secured assets. Our investment activities include: (i) direct origination of mid-market commercial real estate first mortgage loans of $5 million to $100 million; (ii) investments in investment grade securities secured by first mortgage loans on commercial real estate; and (iii) investments in net leased and other commercial real estate. Founded in 2008, Ladder Capital is run by a highly experienced management team with extensive expertise in all aspects of the commercial real estate industry, including origination, credit, underwriting, structuring, capital markets and asset management. Led by Brian Harris, the Company’s Chief Executive Officer, Ladder is headquartered in New York City and has branches in Boca Raton and Los Angeles. For more information, please visit www.laddercapital.com.

Forward-Looking Statements

Certain statements in this release may constitute “forward-looking” statements. These statements are based on management’s current opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results. These forward-looking statements are only predictions, not historical fact, and involve certain risks and uncertainties, as well as assumptions. Actual results, levels of activity, performance, achievements and events could differ materially from those stated, anticipated or implied by such forward-looking statements. While we believe that our assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect our actual results. There are a number of risks and uncertainties that could cause actual results to differ materially from forward-looking statements made herein. Such forward-looking statements are made only as of the date of this release. We expressly disclaim any obligation or undertaking to release any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or changes in events, conditions, or circumstances on which any such statement is based.

Non-GAAP Financial Measures

We present adjusted net income, which is a non-GAAP measure, as a supplemental measure of our performance. We define adjusted net income as net income attributable to preferred and common unit holders adjusted to add back real estate depreciation and amortization, eliminate the impact of derivative gains and losses related to the hedging of assets on our balance sheet as of the end of the specified accounting period, exclude unrealized gains and losses related to our investments in agency interest-only securities, add back premiums on long-term financing and exclude the amortization of those premiums, and add back non-cash stock-based compensation. We do not designate derivatives as hedges to qualify for hedge accounting and therefore any net payments under, or fluctuations in the fair value of, our derivatives are recognized currently in our consolidated statements of income. However, fluctuations in the fair value of the related assets are not included in our consolidated statements of income. We believe that excluding these specifically identified hedging gains and losses adjusts for timing differences between when we recognize changes in the fair values of our assets and derivatives which we use to hedge asset values.

Set forth below is an unaudited reconciliation of net income attributable to preferred and common unit holders to adjusted net income:

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
	($ in thousands)
Net income attributable to preferred and common unit holders	$20,162	$60,329	$168,291	$136,748
Real estate depreciation and amortization	5,273	516	11,199	1,207
Adjustments for unrecognized derivative results	24,870	(6,037)	(7,026)	1,636
Unrealized (gain) loss on agency IO securities, net	(3,189)	1,897	1,850	3,942
Premium (discount) on long-term financing	(1,201)	156	1,422	416
Amortization of premium on long-term debt	(140)	(6)	(403)	(14)
Non-cash stock-based compensation	1,065	474	2,632	1,795
Adjusted net income	$46,840	$57,329	$177,965	$145,730

We present adjusted net income because we believe it assists investors in comparing our performance across reporting periods on a consistent basis by excluding non-cash expenses as well as items that make such comparisons less relevant due to timing differences, such as changes in the values of assets and derivatives and the recognition of premiums on long-term financing. In addition, we use adjusted net income: (i) to evaluate our earnings from operations and (ii) because management believes that it may be a useful performance measure for us.

Adjusted net income has limitations as an analytical tool. Some of these limitations are:

•                  Adjusted net income does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

•                  other companies in our industry may calculate adjusted net income differently than we do, limiting its usefulness as a comparative measure

Because of these limitations, adjusted net income should not be considered in isolation or as a substitute for net income attributable to preferred and common unit holders or other performance measures calculated in accordance with GAAP.

In the future we may incur gains and losses that are the same as or similar to some of the adjustments in this presentation. Our presentation of adjusted net income should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

For additional information about our non-GAAP financial measures, please refer to our quarterly report.

Ladder Capital Finance Holdings LLLP

Consolidated Statements of Income (unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2013	2012	2013	2012
Net interest income
Interest income	$29,633,069	$34,082,375	$91,062,175	$105,260,943
Interest expense	12,554,368	9,005,953	35,703,283	25,045,686
Net interest income	17,078,701	25,076,422	55,358,892	80,215,257

Provision for loan losses	150,000	150,000	450,000	298,833
Net interest income after provision for loan losses	16,928,701	24,926,422	54,908,892	79,916,424

Other income
Operating lease income	11,209,647	1,773,167	26,599,973	4,063,189
Sale of loans, net	22,225,041	61,521,280	141,046,263	118,344,538
Gain (loss) on securities	(1,394,468)	2,696,250	4,481,847	12,872,438
Sale of real estate, net	3,524,727	—	10,887,448	1,474,585
Fee income	1,721,994	1,051,478	5,324,872	7,403,832
Net result from derivative transactions	(6,313,247)	(10,986,329)	16,635,489	(33,692,679)
Earnings from investment in unconsolidated joint ventures	1,362,527	286,575	2,351,878	1,087,514
Unrealized gain (loss) on Agency interest-only securities, net	3,188,919	(1,897,831)	(1,849,924)	(3,941,985)
Total other income	35,525,140	54,444,590	205,477,846	107,611,432
Costs and expenses
Salaries and employee benefits	14,343,883	14,706,122	47,937,276	37,960,078
Operating expenses	5,870,491	2,481,205	11,336,738	7,498,591
Real estate operating expenses	4,417,850	—	11,309,438	—
Fee expense	561,420	861,274	5,754,432	2,941,593
Depreciation and amortization	5,409,797	653,363	11,608,986	1,617,615
Total costs and expenses	30,603,441	18,701,964	87,946,870	50,017,877
Income before taxes	21,850,400	60,669,048	172,439,868	137,509,979
Tax expense	663,868	336,184	3,450,948	750,353
Net income	21,186,532	60,332,864	168,988,920	136,759,626
Net (income) loss attributable to noncontrolling interest	(1,024,751)	(3,906)	(697,721)	(11,719)
Net income attributable to preferred and common unit holders	$20,161,781	$60,328,958	$168,291,199	$136,747,907

Ladder Capital Finance Holdings LLLP

Consolidated Balance Sheets (unaudited)

	September 30, 2013	December 31, 2012
Assets
Cash and cash equivalents	$62,527,331	$45,178,565
Cash collateral held by broker	36,188,694	63,990,568
Mortgage loan receivables held for investment, at amortized cost	369,609,166	326,318,550
Mortgage loan receivables held for sale	93,031,322	623,332,620
Real estate securities, available-for-sale:
Investment grade commercial mortgage backed securities	877,467,235	806,773,207
GN construction securities	10,398,166	51,842,317
GN permanent securities	106,078,762	108,807,295
Interest-only securities	323,032,277	158,138,700
Real estate, net	510,146,878	380,021,672
Investments in unconsolidated joint ventures	12,074,319	12,674,652
FHLB stock	36,400,000	13,100,000
Derivative instruments	1,642,073	5,694,519
Due from brokers	23,404,631	1,901,713
Accrued interest receivable	11,433,271	12,082,604
Other assets	32,733,573	19,172,873
Total assets	$2,506,167,698	$2,629,029,855
Liabilities and Capital
Liabilities
Repurchase agreements	$6,151,000	$793,916,703
Long term financing	291,238,247	106,675,298
Borrowings from the FHLB	608,000,000	262,000,000
Senior unsecured notes	325,000,000	325,000,000
Due to brokers	18,153,020	—
Derivative instruments	19,473,262	18,515,163
Accrued expenses	46,390,267	19,273,388
Other liabilities	14,440,977	5,379,088
Total liabilities	1,328,846,773	1,530,759,640
Commitments and contingencies
Capital
Partners’ capital
Series A preferred units	820,956,465	780,756,015
Series B preferred units	289,133,997	272,095,114
Common units	57,866,450	44,836,920
Total partners’ capital	1,167,956,912	1,097,688,049
Noncontrolling interest	9,364,013	582,166
Total capital	1,177,320,925	1,098,270,215

Total liabilities and capital	$2,506,167,698	$2,629,029,855

Ladder Capital Finance Holdings LLLP

Consolidated Statements of Comprehensive Income (unaudited)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2013	2012	2013	2012

Net Income	$21,186,532	$60,332,864	$168,988,920	$136,759,626

Other comprehensive income (loss)
Unrealized gains on securities

Unrealized gain (loss) on real estate securities, available for sale	4,395,335	1,384,260	(6,559,849)	21,891,415

Reclassification adjustment for gains included in net income	1,394,468	(2,696,250)	(4,481,847)	(12,872,438)

Total other comprehensive income (loss)	5,789,803	(1,311,990)	(11,041,696)	9,018,977

Comprehensive income	26,976,335	59,020,874	157,947,224	145,778,603

Comprehensive (income) loss attributable to noncontrolling interest	(1,024,751)	(3,906)	(697,721)	(11,719)

Comprehensive income attributable to preferred and common unit holders	$25,951,584	$59,016,968	$157,249,503	$145,766,884

Ladder Capital Finance Holdings LLLP

Consolidated Statements of Cash Flows (unaudited)

	For the nine months ended September 30,
	2013	2012
Cash flows from operating activities:
Net income	$168,988,920	$136,759,626
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	11,608,986	1,617,615
Unrealized (gain) loss on derivative instruments	5,030,545	2,033,514
Unrealized (gain) loss on Agency interest-only securities, net	1,849,924	3,941,985
Provision for loan losses	450,000	298,833
Cash collateral held by broker for derivatives	(1,075,479)	(11,524,366)
Amortization of equity based compensation	2,194,673	1,795,350
Amortization of deferred financing costs included in interest expense	3,293,359	2,016,018
Accretion/amortization of discount, premium and other fees on loans and securities	40,084,430	23,215,957
Realized gain on sale of mortgage loan receivables	(141,046,263)	(118,344,538)
Realized gain on sale of real estate securities	(4,481,847)	(12,872,438)
Realized gain on sale of real estate	(10,887,448)	(1,474,585)
Origination of mortgage loan receivables held for sale	(1,572,035,040)	(1,206,636,846)
Repayment of mortgage loan receivables held for sale	5,603,753	71,622,635
Proceeds from sales of mortgage loan receivables held for sale	2,246,099,121	1,414,067,008
Accrued interest receivable	649,333	648,677
Earnings on investment in unconsolidated joint ventures	(2,351,878)	(1,087,514)
Distributions of return on capital from investment in unconsolidated joint ventures	2,804,880	1,251,832
Changes in operating assets and liabilities:
Due to brokers	18,153,020	(871,802)
Due from brokers	(21,502,918)	(1,586,499)
Other assets	(25,373,397)	(815,393)
Accrued expenses and other liabilities	36,223,768	21,756,085
Net cash provided by (used in) operating activities	764,280,442	325,811,154
Cash flows used in investing activities:
Acquisition of fixed assets	—	(46,188)
Purchases of real estate securities	(707,021,887)	(368,996,968)
Repayment of real estate securities	330,611,532	798,280,319
Proceeds from sales of real estate securities	133,874,777	219,420,475
Purchase of FHLB stock	(23,300,000)	(5,000,000)
Origination and purchases of mortgage loan receivables held for investment	(233,727,109)	(304,025,800)
Repayment of mortgage loan receivables held for investment	184,292,674	133,660,270
Reduction (addition) of cash collateral held by broker	28,877,353	—
Real estate deposits	11,357,534	—
Capital contributions to investment in unconsolidated joint ventures	(4,676,914)	(5,348,566)
Distributions of return of capital from investment in unconsolidated joint ventures	4,824,245	4,870,614
Purchases of real estate	(158,102,978)	(247,105,362)
Proceeds from sale of real estate	27,666,715	70,883,494
Net cash provided by (used in) investing activities	(405,324,058)	296,592,288
Cash flows from financing activities:
Deferred financing costs	(3,696,880)	(10,670,032)
Repayment of repurchase agreement	3,374,644,489	(10,773,819,637)
Proceeds from repurchase agreement	(4,162,410,192)	9,931,005,403
Repayment of borrowings under credit agreements	30,000,000	—
Proceeds from borrowings under credit agreements	(30,000,000)	—
Proceeds from long-term financing	185,037,630	23,506,844
Repayment of long-term financing	(71,478)	(27,121)
Proceeds from FHLB borrowings	3,729,500,000	100,000,000
Repayments of FHLB borrowings	(3,383,500,000)	—
Proceeds from debt issued	—	325,000,000
Purchase of derivative instruments	(20,000)	—
Partners’ capital contributions	1,800,000	3,000,000
Partners’ capital distributions	(90,975,313)	(52,290,745)
Capital contributed by a noncontrolling interest	8,437,262	—
Capital distributed to a noncontrolling interest	(353,136)	(11,719)
Net cash provided by (used in) financing activities	(341,607,618)	(454,307,007)
Net increase in cash	17,348,766	168,096,435
Cash at beginning of period	45,178,565	83,350,445
Cash at end of period	$62,527,331	$251,446,880
Supplemental information:
Cash paid for interest	$33,670,316	$21,693,764
Cash paid for taxes	$3,274,256	$750,353

Supplemental disclosure of non-cash financing activities:

Transfer from mortgage loan receivables held for investment, at amortized cost to mortgage loan receivable held for sale	$8,460,174	$—